UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 6, 2007

Exxon Mobil Corporation

(Exact name of registrant as specified in its charter)

New Jersey	1-2256	13-5409005
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5959 LAS COLINAS BOULEVARD, IRVING, TEXAS 75039-2298

          (Address of principal executive offices)                                            (Zip Code)

 (Registrant’s telephone number, including area code): (972) 444-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

In accordance with a nationalization decree issued by Venezuela's President Chavez in February of this year, by May 1, 2007, a subsidiary of the Venezuelan National Oil Company (PdVSA) assumed the operatorship of the Cerro Negro Heavy Oil Project.  This Project had been operated and owned by ExxonMobil affiliates (ExxonMobil) holding a 41.67 percent ownership interest in the Project.  The decree also required conversion of the Cerro Negro Project into a "mixed enterprise" structure and an increase in PdVSA's or one of its affiliate's ownership interest in the Project, with the stipulation that if an agreement was not reached for the formation of the mixed enterprise during a specified period of time, the government would "directly take on the activities" carried out by the joint venture.  ExxonMobil and Venezuela were not able to reach agreement on the formation of a mixed enterprise and on June 27, 2007, the government expropriated ExxonMobil's 41.67 percent interest in the Cerro Negro Project.

Subsequent discussions with Venezuelan authorities have not resulted in an agreement on the amount of compensation to be paid to ExxonMobil.  On September 6, 2007, ExxonMobil filed a Request for Arbitration with the International Centre for Settlement of Investment Disputes.

At this time the net impact of this matter on the Corporation's consolidated financial results cannot be reasonably estimated.  However, the Corporation does not expect the resolution to have a material effect upon the Corporation's operations or financial condition.  At the time the assets were expropriated, ExxonMobil's remaining net book investment in Cerro Negro producing assets was about $750 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXXON MOBIL CORPORATION

Date: September 12, 2007

By:

/s/ Patrick T. Mulva

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Name:

Patrick T. Mulva

Title:

Vice President, Controller and

Principal Accounting Officer